Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Uranium Royalty Corp.

(Exact name of registrant as specified in its charter)

Delaware	1094	42-3490185
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification No.)

141 Union Blvd, Suite #310

Lakewood, CO 80228

(720) 657-1700

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Scott Melbye

141 Union Blvd, Suite #310

Lakewood, CO 80228

(720) 657-1700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies of communications to:

Rod Talaifar Sangra Moller LLP Suite 2200, 1021 West Hastings Street Vancouver, British Columbia Canada V6E 0C3 (604) 662-8808	Rick Werner, Esq. W. Bruce Newsome, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza 26th Floor New York, NY 10112 (212) 659-7300

As soon as practicable after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS - SUBJECT TO COMPLETION, DATED OCTOBER 1, 2026

Uranium Royalty Corp.

Up to 226,719,982 Shares of Common Stock

This prospectus relates to the resale, from time to time, by the selling stockholders identified herein (the “Selling Stockholders”) of up to 226,719,982 shares of our common stock, par value $0.001 per share (“Common Stock”), consisting of (i) 223,252,749 shares of Common Stock issued to those specific selling stockholders set forth in footnotes 3 and 4 under “Selling Stockholders” herein (the “Sweetwater Investors”) in a private placement completed on July 27, 2026, in connection with the business combination (the “Arrangement”) between the Company (as successor to Uranium Royalty Corp. (Canada)) and the Sweetwater Investors and (ii) 3,467,233 shares of Common Stock issuable upon exchange of Exchangeable Shares issued by UROY ExchangeCo Ltd. to those specific selling stockholders set forth in footnotes 5 through 26 under “Selling Stockholders” herein (such holders, the “Future Exchangeable Share Stockholders”). The shares of Common Stock described in the preceding sentence are referred to, collectively, as the “Registrable Securities.”

We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale of the Registrable Securities by the Selling Stockholders.

The Selling Stockholders may sell the Registrable Securities described in this prospectus in a number of different ways and at varying prices, including through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices, as described under “Plan of Distribution.”

Our Common Stock is traded on the Nasdaq Capital Market under the symbol “UROY.” On September 30, 2026, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $4.04 per share.

Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended April 30, 2026, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is                 , 2026

ABOUT THIS PROSPECTUS

You should rely only on the information that we have provided or incorporated by reference in this prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date on the cover of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus and the documents incorporated by reference into this prospectus include statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the Selling Stockholders have independently verified the accuracy or completeness of this information.

The Selling Stockholders are offering the shares of Common Stock only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the shares of Common Stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the shares and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the shares of Common Stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information By Reference.”

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Uranium Royalty,” “New URC,” the “Company,” “we,” “us,” “our” and similar references refer to Uranium Royalty Corp., a Delaware corporation, and its consolidated subsidiaries.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such forward-looking statements concern our anticipated results and progress of our operations in future periods, planned exploration and development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “may,” “will,” “could,” “leading,” “intend,” “contemplate,” “shall” and similar expressions are generally intended to identify forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements.

Forward-looking statements in this prospectus and the documents incorporated by reference herein include, but are not limited to, statements with respect to:

●	our business strategy, including our strategy to acquire and manage uranium royalty, streaming and other interests, physical uranium holdings and other investments with exposure to uranium and related markets;
●	expected revenues, cash flows or other benefits from the Sweetwater Assets, including royalty and related payment interests associated with soda ash, trona, mineral, surface, lease and related assets;
●	future uranium, soda ash and other commodity prices, market conditions, supply and demand dynamics and related impacts on our business;
●	production, sales, development, expansion, permitting, regulatory compliance, transportation, logistics and other activities of third-party operators of properties underlying our royalty, stream, mineral, surface, lease and related interests;
●	our ability to maintain, enforce and benefit from royalty-bearing lease agreements, license agreements, mineral interests, surface interests and other contractual arrangements;
●	our expectations regarding future acquisitions, investments, financing activities and capital allocation;
●	our liquidity, capital resources, cash requirements, indebtedness, debt service obligations, financial flexibility and ability to comply with covenants under debt arrangements;
●	our ability to obtain financing on acceptable terms or at all;
●	our expectations regarding regulatory, tax, legal, accounting and public company reporting matters, including the integration of the Sweetwater Entities (as defined in our Annual Report on Form 10-K for the fiscal year ended April 30, 2026) into our internal control over financial reporting and disclosure controls and procedures;
●	the potential impacts of inflation, interest rates, recessionary conditions, geopolitical developments, sanctions, trade restrictions and other macroeconomic factors on our business, counterparties, commodity markets and financial condition; and
●	other risks and uncertainties set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended April 30, 2026, incorporated by reference herein.

We will not update forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. You are advised to consult any further disclosures we make in our reports to the Securities and Exchange Commission (the “SEC”), including our reports on Forms 10-K, 10-Q and 8-K. Our filings list various important factors that could cause actual results to differ materially from expected results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus. This summary is not complete and may not contain all of the information that is important to you and that you should consider before deciding whether or not to invest in our securities. For a more complete understanding of the Company and its securities, you should carefully read this prospectus, including any information incorporated by reference herein in its entirety. Investing in our securities involves risks that are described in this prospectus under the heading “Risk Factors” and under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended April 30, 2026, and in our other filings with the SEC.

Overview

Uranium Royalty Corp., a Delaware corporation formed on May 1, 2026 (“Uranium Royalty,” “New URC,” the “Company,” “we,” “us” or “our”), is a diversified royalty and streaming company focused on uranium and critical minerals. The Company holds royalty interests in uranium projects, including four production-stage and twenty exploration-stage properties, as well as soda ash and trona operations consisting of five production-stage and two exploration-stage interests. The Company also holds physical uranium inventory and is one of the largest landowners in Wyoming with approximately 850,000 acres of fee surface rights and approximately 4.5 million acres of mineral rights in fee. Our Common Stock trades on the Nasdaq Capital Market under the symbol “UROY.”

The Company commenced reporting under the Exchange Act, on July 27, 2026, succeeding Uranium Royalty Corp. (Canada) (“URC Canada”) under Rule 12g-3(a) of the Exchange Act, following the completion of a court-approved plan of arrangement (the “Arrangement”). In connection with the Arrangement, the Company acquired all of the business and operations previously conducted by URC Canada and certain assets acquired from the Sweetwater Investors.

For additional information regarding our business, financial condition and results of operations, including a detailed description of our royalty portfolio and assets, please refer to our Annual Report on Form 10-K for the fiscal year ended April 30, 2026, and our Quarterly Report on Form 10-Q for the quarter ended July 31, 2026, which are incorporated by reference herein.

Corporate Information

The mailing address of our principal executive office is 141 Union Blvd, Suite #310, Lakewood, CO 80228, and our telephone number is (720) 657-1700. Our website is located at www.uraniumroyalty.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into this prospectus and you should not consider it part of this prospectus.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earlier of (i) April 30, 2027; (ii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iii) the date on which we are deemed to be a large accelerated filer under applicable rules of the SEC.

For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include: (i) being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; (ii) not being required to comply with the requirement for auditor attestation of our internal controls over financial reporting; (iii) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; (iv) reduced disclosure obligations regarding executive compensation; and (v) not being required to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

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THE OFFERING

This prospectus relates to the resale from time to time by the Selling Stockholders of up to 226,719,982 shares of our Common Stock. None of the shares registered hereby are being offered for sale by us.

Shares of Common Stock Offered by the Selling Stockholders	Up to 226,719,982 shares of our Common Stock, consisting of (i) 223,252,749 shares of Common Stock previously issued to the Sweetwater Investors in connection with the Arrangement and (ii) 3,467,233 shares of Common Stock issuable upon exchange of Exchangeable Shares issued by UROY ExchangeCo Ltd.

Common Stock to be Outstanding After this Offering	Assuming the exchange of all 3,467,233 Exchangeable Shares for shares of Common Stock, 380,677,856 shares of Common Stock (based on shares of Common Stock outstanding as of September 30, 2026).

Use of Proceeds

The Selling Stockholders will receive all of the proceeds from the sale of the securities offered under this prospectus. We will not receive any proceeds from the sale of shares by the Selling Stockholders. See “Use of Proceeds.”

Plan of Distribution	The Selling Stockholders, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of Common Stock offered hereby from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may also sell the shares of Common Stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution.”

Lock-Up	The Sweetwater Investors are subject to a 180-day lock-up period following the closing of the Arrangement on July 27, 2026, subject to early release if the volume-weighted average price of our Common Stock equals or exceeds $5.47 per share over any 20 consecutive trading days beginning 90 or more days after such closing date.

Risk Factors	See “Risk Factors” and the other information included in this prospectus and incorporated by reference herein for a discussion of factors you should carefully consider before investing in our securities.

Nasdaq Trading Symbol	Our common stock is listed on the Nasdaq under the symbol “UROY.”

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RISK FACTORS

Our Annual Report on Form 10-K for the fiscal year ended April 30, 2026, which is incorporated by reference into this prospectus, as well as our other filings with the SEC, include material risk factors relating to our business. Those risks and uncertainties and the risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties that are not presently known to us or that we currently deem immaterial or that are not specific to us, such as general economic conditions, may also materially and adversely affect our business and operations. If any of those risks and uncertainties or the risks and uncertainties described below actually occur, our business, financial condition or results of operations could be harmed substantially. In such a case, you may lose all or part of your investment. You should carefully consider the risks and uncertainties described below and those risks and uncertainties incorporated by reference into this prospectus, as well as the other information included in this prospectus, before making an investment decision with respect to our Common Stock.

Risks Related to this Offering

The number of securities being registered for resale is significant in relation to the number of our outstanding shares of Common Stock.

We have filed a registration statement of which this prospectus forms a part to register up to 226,719,982 shares of Common Stock for sale into the public market by the Selling Stockholders. These shares represent approximately 60.1% of our outstanding shares of Common Stock as of September 30, 2026. The sale of a significant number of shares of Common Stock in the market, or the perception that such sales could occur, whether or not they actually occur, could depress the market price of our Common Stock during the period the registration statement remains effective and could also affect our ability to raise equity capital.

Resales of our Common Stock in the public market by our stockholders as a result of this offering may cause the market price of our Common Stock to fall.

We are registering the Registrable Securities for resale by the Selling Stockholders. The sale of shares of Common Stock in the public market by the Selling Stockholders or any subsequent transferees could result in downward pressure on the market price of our Common Stock. Furthermore, in the future, we may issue additional shares of Common Stock or other equity or debt securities exercisable or convertible into Common Stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

Investors who buy shares in this offering at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results.

5

USE OF PROCEEDS

We are not offering any of the shares of Common Stock offered by this prospectus and we will not receive any proceeds from the sale of such shares. The Selling Stockholders will receive all of the proceeds from the sale of the shares of Common Stock offered by this prospectus.

6

DIVIDEND POLICY

We have never declared or paid any cash dividends on shares of our Common Stock and we do not currently intend to declare or pay any cash dividends on our Common Stock in the foreseeable future. We expect to retain all available funds and future earnings, if any, to fund the development and growth of our business. Any future determination to declare and pay dividends, if any, on our shares of Common Stock will be at the discretion of our board of directors and will depend on, among other factors, the terms of any outstanding preferred stock, our results of operations, financial condition, capital requirements and contractual restrictions.

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DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries of material terms and provisions and are qualified by reference to our Certificate of Incorporation and Bylaws, copies of which have been filed with the SEC as exhibits to our Annual Report on Form 10-K for the fiscal year ended April 30, 2026, filed on July 28, 2026, and are incorporated by reference into the registration statement of which this prospectus forms a part. This is a summary only and does not purport to be complete.

Authorized Capital Stock

Our authorized capital stock consists of 999,990,000 shares of Common Stock, $0.001 par value per share, one (1) share of Special Voting Stock, $0.001 par value per share (the “Special Voting Share”), and 9,999 shares of preferred stock, $0.001 par value per share.

As of September 30, 2026, we had 377,210,623 shares of Common Stock, 1 share of Class A Preferred Stock, 1 share of Class B Preferred Stock and 1 Special Voting Share outstanding.

Common Stock

Holders of our Common Stock are entitled to one vote for each share of Common Stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Unless otherwise required by law, the election of directors shall be decided by a plurality of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election. Unless otherwise required by law, any matter, other than the election of directors, brought before any meeting of stockholders shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

Holders of our Common Stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. Upon our dissolution, liquidation or winding up, holders of our Common Stock are entitled to share ratably in our net assets legally available after the payment of all our debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding. Holders of our Common Stock have no preemptive, subscription, redemption, or conversion rights, and no sinking fund provisions are applicable to our Common Stock.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of up to 9,999 shares of preferred stock, $0.001 par value per share. Our board of directors is authorized to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

As of the date of this prospectus, the following shares of preferred stock are outstanding:

●	One (1) share of Class A Preferred Stock, held by OMF II Onshore Alpha Holdings LLC; and
●	One (1) share of Class B Preferred Stock, held by HRG Metals LP.

One (1) share of Class A Preferred Stock and one (1) share of Class B Preferred Stock are outstanding. The Class A Preferred Stock and Class B Preferred Stock rank senior and in priority of payment to the Common Stock, the Special Voting Share, any other preferred stock and any other equity interests of the Company in any liquidation, dissolution or winding up. While either class is outstanding, no dividends or distributions on, or purchases or redemptions of, the Common Stock, the Special Voting Share, any other preferred stock or any other equity interests may be declared or paid, except for the automatic redemption of the Special Voting Share in accordance with the Certificate of Incorporation. Neither class has voting rights and each is non-voting.

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Without the written consent of both holders, the Company and its subsidiaries may not (i) issue equity securities or securities convertible, exchangeable or exercisable for equity securities ranking pari passu with or senior to either class, (ii) make certain restricted payments, including dividends, distributions, purchases or redemptions of equity securities, subject to specified exceptions, (iii) sell, convey, transfer or otherwise dispose of all or substantially all of their assets unless the cash consideration is at least equal to the fair market value of the assets and sufficient to pay the Redemption Price, or (iv) amend their organizational documents or the Certificate of Designation in a manner materially adverse to the holders or materially differentially adverse to them. A holder may transfer its shares, without Company consent, to one or more of its affiliates, subject to compliance with applicable securities laws. The full terms of the Class A Preferred Stock and Class B Preferred Stock are set forth in the Certificate of Designation, incorporated by reference herein as Exhibit 3.3.

Special Voting Share

The Company has authorized and issued one (1) Special Voting Share, which is held by Computershare Trust Company of Canada, as trustee, pursuant to the Voting and Exchange Trust Agreement entered into in connection with the Arrangement. The Special Voting Share entitles the trustee to exercise, on behalf of holders of Exchangeable Shares issued by UROY ExchangeCo Ltd. (a wholly-owned subsidiary of the Company), one vote per outstanding Exchangeable Share at any meeting of the holders of Common Stock (or any written consent of stockholders in lieu of a meeting). The Special Voting Share is not transferable except in connection with a replacement trustee under the Voting and Exchange Trust Agreement.

Exchangeable Shares

In connection with the Arrangement, UROY ExchangeCo Ltd. (“ExchangeCo”) issued 3,856,695 Exchangeable Shares to certain former shareholders of Uranium Royalty Corp. (Canada). Each Exchangeable Share is exchangeable, at the option of the holder, for one share of Common Stock of the Company, subject to the terms and conditions of the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement. Until exchanged, holders of Exchangeable Shares are entitled to economic and voting rights that are substantially equivalent to those of holders of Common Stock through the Special Voting Share and dividend equivalent rights.

Anti-Takeover Effects of Delaware Law and Provisions of Our Certificate of Incorporation and Bylaws

Delaware Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or
●	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Corporate Opportunity Waiver

Our Certificate of Incorporation contains a corporate opportunity waiver provision with respect to the Sweetwater Investors and their respective affiliates. Neither the Sweetwater Investors nor any of their affiliates has any duty to present corporate opportunities to the Company except where such opportunities are expressly offered to a director of the Company in his or her capacity as a director.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on The Nasdaq Capital Market under the trading symbol “UROY.”

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SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders under this prospectus consist of (i) 223,252,749 shares of Common Stock issued to the Sweetwater Investors in connection with the Arrangement on July 27, 2026 and (ii) 3,467,233 shares of Common Stock issuable upon exchange of Exchangeable Shares issued by ExchangeCo to certain former shareholders of Uranium Royalty Corp. (Canada).

We are registering the Registrable Securities pursuant to the Investors Rights Agreement, dated as of July 27, 2026, by and among the Company, the Orion Sellers (as defined below), Ontario Teachers’ Pension Plan Board (“OTPPB”) and HRG Metals LP (the “Investors Rights Agreement”).

The Sweetwater Investors are subject to a lock-up period of 180 days following the closing of the Arrangement, subject to early release if the volume-weighted average price of our Common Stock equals or exceeds $5.47 per share over any 20 consecutive trading days beginning 90 or more days after such closing date.

To our knowledge, within the past three years, none of the Selling Stockholders has held a position as an officer or a director of ours, nor had any other material relationship of any kind with us or any of our affiliates, except to the extent set forth in the footnotes to the table below.

The table below lists each of the Selling Stockholders and other information regarding the beneficial ownership of the shares of our Common Stock by each of the Selling Stockholders as of September 30, 2026. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Selling Stockholder	Shares Beneficially Owned Before Offering	Percent Before Offering(1)	Maximum Shares Offered	Shares Beneficially Owned After Offering	Percent After Offering(2)
Orion Resource Partners (USA) LP(3)	162,586,241	43.1%	162,586,241	0	0%
Ontario Teachers’ Pension Plan Board(4)	60,666,508	16.1%	60,666,508	0	0%
Seyed Amir Adnani(5)	2,493,955	*	2,379,119	114,836	*
Neville Howard(6)	470,000	*	470,000	0	0%
Arash Adnani(7)	254,000	*	254,000	0	0%
Pat Obara(8)	223,000	*	223,000	0	0%
Catherine Segovia(9)	48,573	*	14,573	34,000	*
Josephine Man(10)	41,638	*	41,638	0	0%
Thomas A. Jakubowski(11)	28,900	*	25,000	3,900	*
Nora El Najjar(12)	20,000	*	20,000	0	0%
Haluk Goktas(13)	14,200	*	14,200	0	0%
Claude Page(14)	9,000	*	8,000	1,000	*
Ernest Polowy(15)	3,300	*	3,300	0	0%
Chris O’Keefe(16)	2,500	*	2,500	0	0%
Paul Beck(17)	2,000	*	2,000	0	0%
David Crowshaw(18)	2,000	*	2,000	0	0%
Michelle Levesque(19)	2,000	*	2,000	0	0%
Matthew T. Jakubowski(20)	1,600	*	1,600	0	0%
Jerry Lewis Teper(21)	1,200	*	1,200	0	0%
Shawna Teper(22)	1,000	*	1,000	0	0%
Stella Pearson-McLaughlin(23)	800	*	800	0	0%
9058-2081 Quebec Inc.(24)	500	*	500	0	0%
Jeranof Ekizan(25)	500	*	500	0	0%
Jean Gagnon(26)	303	*	303	0	0%

10

(1)	Percentage ownership is based on 377,210,623 shares of our Common Stock outstanding as of September 30, 2026. In accordance with the rules of the SEC, the number of shares of Common Stock deemed outstanding for each Selling Stockholder includes (i) 377,210,623 shares of Common Stock outstanding as of such date and (ii) shares of Common Stock that such Selling Stockholder has the right to acquire within 60 days of such date, including shares issuable upon exchange of Exchangeable Shares of ExchangeCo and shares issuable upon exercise of stock options. However, shares that a Selling Stockholder has the right to acquire within 60 days are not deemed outstanding for the purpose of computing the percentage ownership of any other Selling Stockholder.

(2)	Assumes the sale of all shares of Common Stock being offered pursuant to this prospectus. An asterisk (*) denotes less than 1%.

(3)	Consists of shares of Common Stock held by the following entities for which Orion Resource Partners (USA) LP (“Orion”) serves as investment advisor with voting and dispositive control: (i) 38,639,422 shares held by OMF III Onshore Gamma Holdings LLC; (ii) 34,579,011 shares held by OMF II Onshore Gamma Holdings LLC; (iii) 27,387,630 shares held by OMF Co-Fund II Holdings LLC; (iv) 22,456,146 shares held by OMF III Onshore Alpha Holdings LLC; (v) 13,100,838 shares held by OMF Onshore Omega Holdings LLC; (vi) 8,448,552 shares held by OMF II Onshore Beta Holdings LLC; (vii) 8,093,777 shares held by OMF II Onshore Alpha Holdings LLC; (viii) 6,596,156 shares held by OMF III Onshore Beta Holdings LLC; (ix) 2,632,397 shares held by OMF II Intermediate Holdings LLC; and (x) 652,312 shares held by OMF III Intermediate Holdings LLC. Orion Resource Partners (USA) LP is controlled by its general partner, Orion Resource Partners GP LLC. Each of the entities set forth above (collectively, the “Orion Sellers”) is a party to the Arrangement Agreement, dated as of April 16, 2026, by and among Uranium Royalty Corp. (Canada), the Orion Sellers and HRG Metals LP, and the Investors Rights Agreement. Pursuant to the Investors Rights Agreement, the Orion Sellers have the right to designate nominees for election to the Board of Directors of the Company. The Orion Sellers are subject to a 180-day lock-up period following the closing of the Arrangement, subject to early release provisions described under “Selling Stockholders” above.

(4)	Consists of 60,666,508 shares of Common Stock held directly by OTPPB. Pursuant to the terms of the Investors Rights Agreement, OTPPB has the right to designate a nominee for election to the Board of Directors of the Company. OTPPB is subject to a 180-day lock-up period following the closing of the Arrangement, subject to early release provisions described under “Selling Stockholders” above. The President and Chief Executive Officer of OTPPB has delegated to Mr. James Sikora the authority to implement disposition decisions with respect to the shares of Common Stock that are held by or may be acquired by OTPPB; however, approval of such decisions are made by senior personnel within the total fund management group of OTPPB in accordance with internal portfolio guidelines. Voting decisions are made by OTPPB in accordance with internal proxy voting guidelines. As such, Mr. Sikora expressly disclaims beneficial ownership of the shares of Common Stock that are held by or may be acquired by OTPPB.

(5)	Includes (i) 1,000,000 shares of Common Stock issuable upon exchange of Exchangeable Shares held directly by Mr. Adnani, (ii) 15,719 shares of Common Stock issuable upon exchange of Exchangeable Shares held by National Bank TR FBO Seyed Amir Adnani, (iii) 1,363,400 shares of Common Stock issuable upon exchange of Exchangeable Shares held by Amir Adnani Corp., a corporation wholly owned by Mr. Adnani, over which Mr. Adnani has sole voting and dispositive control, and (iv) 114,836 shares of Common Stock underlying vested or deemed vested Replacement Options issued on July 27, 2026. The Replacement Options described in clause (iv) are not being registered for resale in this offering. Mr. Adnani is the Chairman of the Board and a director of the Company and has been since August of 2019.

(6)	Consists of 470,000 shares of Common Stock issuable upon exchange of Exchangeable Shares held by Neville Howard.

(7)	Consists of 254,000 shares of Common Stock issuable upon exchange of Exchangeable Shares held by Arash Adnani.

11

(8)	Consists of 223,000 shares of Common Stock issuable upon exchange of Exchangeable Shares held by Pat Obara.

(9)	Shares beneficially owned before the offering consist of (i) 14,573 shares of Common Stock issuable upon exchange of Exchangeable Shares and (ii) 34,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days. Only the 14,573 Exchangeable Shares are being registered for resale.

(10)	Consists of 41,638 shares of Common Stock issuable upon exchange of Exchangeable Shares held by Josephine Man.

(11)	Shares beneficially owned before the offering consist of (i) 25,000 shares of Common Stock issuable upon exchange of Exchangeable Shares and (ii) 3,900 shares of Common Stock held in a Tax-Free Savings Account (TFSA). Only the 25,000 Exchangeable Shares are being registered for resale.

(12)	Consists of 20,000 shares of Common Stock issuable upon exchange of Exchangeable Shares held by Nora El Najjar.

(13)	Consists of 14,200 shares of Common Stock issuable upon exchange of Exchangeable Shares held by Haluk Goktas.

(14)	Shares beneficially owned before the offering consist of (i) 8,000 shares of Common Stock issuable upon exchange of Exchangeable Shares held in a Tax-Free Savings Account (TFSA) and (ii) 1,000 shares of Common Stock held in a cash account. Only the 8,000 Exchangeable Shares are being registered for resale.

(15)	Consists of 3,300 shares of Common Stock issuable upon exchange of Exchangeable Shares held by Ernest Polowy.

(16)	Consists of 2,500 shares of Common Stock issuable upon exchange of Exchangeable Shares held by Chris O’Keefe.

(17)	Consists of 2,000 shares of Common Stock issuable upon exchange of Exchangeable Shares held by Paul Beck.

(18)	Consists of 2,000 shares of Common Stock issuable upon exchange of Exchangeable Shares held by David Crowshaw.

(19)	Consists of 2,000 shares of Common Stock issuable upon exchange of Exchangeable Shares held by Michelle Levesque.

(20)	Consists of 1,600 shares of Common Stock issuable upon exchange of Exchangeable Shares held by Matthew T. Jakubowski.

(21)	Consists of 1,200 shares of Common Stock issuable upon exchange of Exchangeable Shares held by Jerry Lewis Teper.

(22)	Consists of 1,000 shares of Common Stock issuable upon exchange of Exchangeable Shares held by Shawna Teper.

(23)	Consists of 800 shares of Common Stock issuable upon exchange of Exchangeable Shares held by Stella Pearson-McLaughlin.

(24)	Consists of 500 shares of Common Stock issuable upon exchange of Exchangeable Shares held by 9058-2081 Quebec Inc., which is controlled by Wei Li.

(25)	Consists of 500 shares of Common Stock issuable upon exchange of Exchangeable Shares held by Jeranof Ekizan.

(26)	Consists of 303 shares of Common Stock issuable upon exchange of Exchangeable Shares held by Jean Gagnon.

12

PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the Common Stock is traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	through brokers, dealers or underwriters;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	market transactions (including through at-the-market offerings), including transactions on a national securities exchange, inter-dealer system of a registered national securities association, quotations service or over-the-counter market;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	directly to one or more purchasers;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	delayed delivery requirements;
●	by pledge to secure debts and other obligations or any transfer upon the foreclosure under such pledge;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. If we are notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

13

The Selling Stockholders also may transfer or donate the shares of Common Stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Sweetwater Investors against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The Sweetwater Investors have agreed to indemnify the Company against certain losses, claims, damages and liabilities, including liabilities under the Securities Act arising out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Sweetwater Investors for use in connection with this prospectus and the registration statement of which this prospectus is a part.

We agreed to keep this prospectus effective until all of the Registrable Securities covered hereby have ceased to be Registrable Securities, which generally occurs when such securities have been (i) disposed of pursuant to an effective registration statement, (ii) sold pursuant to Rule 144 under the Securities Act (or any other rule of similar effect) without any restrictions on resale being imposed on the transferee, or (iii) otherwise cease to be outstanding. The securities covered hereby will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. There can be no assurance that any Selling Stockholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part, provided that such liability of the Sweetwater Investors shall not exceed the net proceeds (after deducting underwriter discounts and commissions) received by such Sweetwater Investors from the sale of Common Stock giving rise to such indemnification obligation.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the securities by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Once sold under the registration statement of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

14

UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS OF

SWEETWATER TRONA FUND LP, AGGIE GRAZING FUND LP AND COUGAR UTAH FUND LP

The following tables and accompanying notes summarize the combined financial data of Sweetwater Trona Fund LP, Aggie Grazing Fund LP and Cougar Utah Fund LP for the three and six months ended June 30, 2026 and 2025, expressed in thousands of United States dollars.

SWEETWATER TRONA FUND LP

AGGIE GRAZING FUND LP

AND COUGAR UTAH FUND LP

Combined Financial Statements

For the three and six months ended June 30, 2026 and 2025

(Unaudited - Expressed in thousands of US dollars)

15

SWEETWATER TRONA FUND LP, AGGIE GRAZING FUND LP AND COUGAR UTAH FUND LP

Combined Balance Sheets

(Unaudited - Expressed in thousands of US dollars)

	Note	June 30, 2026	December 31, 2025
		$	$
ASSETS
Current
Cash		27,549	10,414
Restricted cash	5	40,298	40,075
Accounts receivable and accrued receivables	6	2,621	1,903
Due from related party	12	693	99
Prepayments	8	323	324
		71,484	52,815

Mineral properties, net	9	991,191	997,664
Land	7	153,829	153,829
Plant, property, and equipment, net		637	693
Other long-term assets		20	20
Total assets		1,217,161	1,205,021

LIABILITIES
Current
Accounts payable and accrued liabilities		1,270	1,658
Advanced minimum royalties	10	26,330	20,208
Deferred revenue	4(c)	971	1,610
Due to related party	12	-	451
Interest payable	11	8,315	8,407
Long term debt - current portion	11	17,097	15,123
Lease liabilities - current portion		113	109
		54,096	47,566

Contingent transfer of mineral rights	13	6,000	6,000
Long term debt, net	11	602,990	611,624
Lease liabilities		497	554
Total liabilities		663,583	665,744

MEMBERS’ EQUITY
Contributed capital		569,206	569,206
Distributions and dividends	14	(125,965)	(125,870)
Retained earnings		100,100	85,535
Equity attributable to the owners		543,341	528,871
UDC non-controlling interest		10,237	10,406
Total members’ equity		553,578	539,277
Total liabilities and members’ equity		1,217,161	1,205,021

Nature of operations (Note 1)

Subsequent events (Note 16)

The accompanying notes are an integral part of these combined financial statements.

16

SWEETWATER TRONA FUND LP, AGGIE GRAZING FUND LP AND COUGAR UTAH FUND LP

Combined Statements of Operations

(Unaudited - Expressed in thousands of US dollars)

		Three months ended June 30,		Six months ended June 30,
	Note	2026	2025	2026	2025
		$	$	$	$
Revenue
Royalty revenue	4(a)	13,087	13,299	25,302	32,265
Lease bonus revenue	4(b)	15,358	-	15,358	-
Surface revenue	4(c)	703	736	1,823	1,751
Annual rental revenue	4(d)	315	-	631	-
		29,463	14,035	43,114	34,016
Operating expenses
Surface owner payments		67	84	118	163
General and administrative		2,665	2,253	4,902	3,941
Depletion	9	3,552	2,749	6,473	7,103
		(6,284)	(5,086)	(11,493)	(11,207)
Operating income		23,179	8,949	31,621	22,809
Other income (expenses)
Amortization of debt issuance costs	11	(123)	(118)	(243)	(239)
Interest expense	11	(8,315)	(8,488)	(16,722)	(17,059)
Interest income		332	410	721	971
		(8,106)	(8,196)	(16,244)	(16,327)
Income before taxes		15,073	753	15,377	6,482
Income tax expense		(230)	(70)	(431)	(70)
Net income		14,843	683	14,946	6,412
Net income:
Attributed to owners of the Group Funds		14,660	483	14,565	5,931
Attributed to UDC non-controlling interest		183	200	381	481

The accompanying notes are an integral part of these combined financial statements.

17

SWEETWATER TRONA FUND LP, AGGIE GRAZING FUND LP AND COUGAR UTAH FUND LP

Combined Statements of Members’ Equity

(Unaudited - Expressed in thousands of US dollars)

	Members’ equity	UDC Non-controlling interest	Total
	$	$	$
Balance, December 31, 2024	566,133	10,244	576,377
Net income	5,931	481	6,412
Distributions and dividends	(33,500)	-	(33,500)
Dividends paid to non-controlling interest holders	-	(437)	(437)
Balance, June 30, 2025	538,564	10,288	548,852
Net income	5,312	525	5,837
Distributions and dividends	(15,005)	-	(15,005)
Dividends paid to non-controlling interest holders	-	(407)	(407)
Balance, December 31, 2025	528,871	10,406	539,277
Net income	14,565	381	14,946
Distributions and dividends	(95)	-	(95)
Dividends paid to non-controlling interest holders	-	(550)	(550)
Balance, June 30, 2026	543,341	10,237	553,578

The accompanying notes are an integral part of these combined financial statements.

18

SWEETWATER TRONA FUND LP, AGGIE GRAZING FUND LP AND COUGAR UTAH FUND LP

Combined Statements of Cash Flows

(Unaudited - Expressed in thousands of US dollars)

	Six months ended June 30,
	2026	2025
	$	$
Operating activities:
Net income	14,946	6,412
Adjustments for:
Depletion and depreciation	6,476	7,108
Amortization of debt issuance costs	243	239
Changes in non-cash working capital:
Accounts receivable and accrued receivables	(1,312)	1,260
Prepayments	1	(90)
Accounts payable and accrued liabilities	(915)	(702)
Advanced minimum royalties	6,122	3,345
Deferred revenue	(639)	72
Interest payable	(92)	(83)
Total cash provided by operating activities	24,830	17,561

Investing activity:
Proceeds from sale of land	-	18,402
Total cash provided by investing activity	-	18,402

Financing activities:
Dividends paid to non-controlling interest holders	(550)	(437)
Distributions and dividends	(19)	(33,500)
Repayment of long term debt	(6,903)	(6,250)
Total cash used in financing activities	(7,472)	(40,187)

Change in cash and restricted cash	17,358	(4,224)
Cash and restricted cash, beginning of period	50,489	54,638
Cash and restricted cash, end of period	67,847	50,414

Supplemental cash flow information:
Cash paid for interest	16,813	17,142
Right of use asset and operating lease liability recognized	-	623
Distributions declared and not yet paid, included in accounts payable and accrued liabilities	76	-

The accompanying notes are an integral part of these combined financial statements.

19

SWEETWATER TRONA FUND LP, AGGIE GRAZING FUND LP AND COUGAR UTAH FUND LP

For the three and six months ended June 30, 2026 and 2025

(Unaudited - Expressed in thousands of US dollars, except where noted)

1.	NATURE OF OPERATIONS

These combined financial statements as at and for the three and six months ended June 30, 2026 and 2025 (the “combined financial statements”) combine the consolidated financial statements of Sweetwater Trona Fund LP (“Sweetwater”), Aggie Grazing Fund LP (“Aggie”) and Cougar Utah Fund LP (“Cougar”) (each a “Fund”, and collectively, the “Group Funds”) which are limited partnerships formed in 2020.

All references to the Group Funds are reported on a combined basis, except where the context indicates otherwise. The Group Funds were formed to hold the mineral rights and land acquired in an asset acquisition on October 19, 2020 from Upland Industries Corporation, Anadarko Land Corp, and Anadarko E&P Onshore LLC. The Group Funds’ mineral rights and land are located in Wyoming, Utah, Colorado, and Michigan and the Group Funds receives royalty revenue and surface revenue associated with these assets.

2.	BASIS OF PREPARATION

a)	Basis of presentation

The unaudited combined financial statements as of June 30, 2026 and for the three and six months ended June 30, 2026 and 2025 have been prepared on the same basis as the Group Funds audited financial statements for the year ended December 31, 2025 and reflect all normal recurring adjustments, which are, in the opinion of management, necessary to present fairly the Group Funds financial position as of June 30, 2026 and results of operations, members’ equity, and cash flows for the periods presented. These unaudited combined financial statements are prepared in conformity with Generally Accepted Accounting Principles in the United States of America (“GAAP”) applicable to interim financial information. Accordingly, certain information and disclosures normally included in annual financial statements have been condensed or omitted. These unaudited combined financial statements should be read in conjunction with the Group Funds’ audited combined financial statements for the year ended December 31, 2025.

As the Group Funds are under common control, these combined financial statements have been prepared on an accrual basis and are based on historical costs, except for certain financial instruments classified as fair value through profit or loss.

b)	Basis of combination and principles of consolidation

These combined financial statements incorporate the consolidated financial statements of each Fund. The consolidated financial statements of each Fund consolidate all controlled subsidiaries/entities. Control exists where a Fund has controlling voting interest and is deemed to be the primary beneficiary. Subsidiaries are included in the consolidated financial statements of the respective Fund from the date control commences until the date control ceases.

All intercompany balances and transactions are eliminated within each Fund business silo upon consolidation. Transactions between each Fund and their respective parent entity and transactions with Cowboy Land Fund LP, and its subsidiaries (together referred to as “Cowboy”) are classified as related party transactions in the combined financial statements.

These combined financial statements are presented in United States dollars, the functional currency of the Group Funds and all its subsidiaries/controlled entities. The functional currency is the currency of the primary economic environment in which an entity operates.

20

SWEETWATER TRONA FUND LP, AGGIE GRAZING FUND LP AND COUGAR UTAH FUND LP

For the three and six months ended June 30, 2026 and 2025

(Unaudited - Expressed in thousands of US dollars, except where noted)

2.	BASIS OF PREPARATION (continued)

These combined financial statements include the accounts of the Group Funds and its subsidiaries as at June 30, 2026 as follows:

Name of subsidiary	Percentage Ownership	Principal activity

Aggie Grazing LLC	100%	Hold land and mineral properties and generate royalty, lease bonus and surface revenue

Cougar Utah LLC	100%	Hold mineral properties and generate royalty revenue

Sweetwater Management LLC	100%	Provide management services

Sweetwater Royalties LLC	100%	Financing entity and own a limited-term royalty interest

Sweetwater Surface LLC	100%	Hold land and generate surface revenue

Sweetwater Trona HoldCo LLC (“HoldCo”)	100%	Holding company

Sweetwater Trona OpCo LLC (“OpCo”)	100%	Purchase and hold mineral properties and generate royalty revenues

UPX Minerals Inc (“UPX”)	100%	Hold mineral properties for exploration

Uinta Development Company (“UDC”)	52.19%	Hold land and mineral properties and generate royalty, lease bonus and surface revenue

3.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies applied in these unaudited combined financial statements are consistent with those described in the Group Funds’ audited combined financial statements as of and for the year ended December 31, 2025.

a)	Mineral properties impairment

Mineral properties are evaluated for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. When impairment indicators are identified, the recoverability of the carrying value of the mineral properties is evaluated based upon estimated future undiscounted net cash flows from each royalty interest using estimates of proven and probable reserves and other relevant information received from the operators. Impairments in the carrying value of each property are measured and recorded to the extent that the carrying value of each property exceeds its estimated fair value, which is generally calculated using estimated future discounted cash flows. During the six months ended June 30, 2026 or 2025, no impairment indicators were identified and no impairment was recognized.

b)	Land impairment

Land is stated at historical cost. Valuations are periodically performed or obtained by management whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairments, if any, are recorded by a charge to net income and a valuation allowance if the carrying value of the property exceeds its estimated fair value. During the six months ended June 30, 2026 or 2025, no impairment indicators were identified and no impairment was recognized.

c)	New accounting pronouncements

Pronouncements between June 30, 2026 and the date of this report are not expected to have a significant impact on the Group Funds’ operations, balance sheets, or cash flows, nor does the Group Funds expect the adoption of recently issued, but not yet effective, accounting pronouncements to have a significant impact on the Group Funds’ operations, balance sheets or cash flows.

21

SWEETWATER TRONA FUND LP, AGGIE GRAZING FUND LP AND COUGAR UTAH FUND LP

For the three and six months ended June 30, 2026 and 2025

(Unaudited - Expressed in thousands of US dollars, except where noted)

4.	REVENUE

a)	Royalty revenue

Royalties are payments received in exchange for granting rights to extract, process, market and sell various resources, including minerals and renewable energy, from the Group Funds’ properties. Royalty payments are typically structured as a percentage of revenues derived from such activities after deducting specified costs, if any. As a royalty holder, the Group Funds holds a non-operating interest in and acts as a passive entity in the operations of the project, and the third-party operator of the project is responsible for all operating activities, including subsequent processing, marketing and delivery of all production to their customers. In all its mineral royalty interest arrangements, the Group Funds has concluded that it transfers control of its interest in mineral production to the operator at the point at which mining occurs, and thus, the operator is the Group Funds’ customer. The Group Funds further determined that the transfer of each unit of mineral production, comprising its royalty interest, to the operator represents a separate performance obligation under the contract, and each performance obligation is satisfied at the point in time of sale by the operator. Accordingly, the Group Funds recognizes revenue attributable to its royalty interests in the period in which the sale occurs at prices received by the operator from the customer, net of any costs, if applicable, however, the timing of cash receipts varies by contract with each operator.

Certain contracts of the Group Funds’ provide for advanced minimum royalty (“AMR”) payments, in which payments are received monthly or quarterly. AMR payments are treated as deferred revenue until royalty revenue associated with the AMR payment is earned. If the AMR payments do not cover the royalties earned for any given period, the operator must pay the difference. One of the Group Funds’ contracts does not provide for AMR payments; royalty payments are due quarterly in arrears 25 days following the end of each quarter.

b)	Lease bonus revenue

The Group Funds generates lease bonus revenue by leasing certain mineral interests to third-party operators. A lease agreement represents the Group Funds’ contract with a customer and generally grants the third-party operator rights to extract and sell certain minerals in exchange for lease bonus payments and a specified royalty interest.

During the three and six months ended June 30, 2026, the Group Funds recognized $15.4 million and $15.4 million, respectively in lease bonus revenue (2025 - $nil and $nil, respectively).

c)	Surface revenue

The Group Funds earns surface revenue primarily from surface use leases and easement payments. When the Group Funds receives a signed contract and payment, the parcel of land is made available to the respective customer. As of June 30, 2026, $1.0 million was recognized as deferred revenue (December 31, 2025 - $1.6 million).

d)	Annual rental revenue

The Group Funds earns annual rental revenue primarily from land rental payments. When the Group Funds receives a signed contract and payment, the parcel of land is made available to the respective customer.

22

SWEETWATER TRONA FUND LP, AGGIE GRAZING FUND LP AND COUGAR UTAH FUND LP

For the three and six months ended June 30, 2026 and 2025

(Unaudited - Expressed in thousands of US dollars, except where noted)

5.	RESTRICTED CASH

The use of the Group Funds’ trona mineral royalty cash receipts is restricted under a Depositary Agreement, as required by the Royalties Notes (Note 11) among Sweetwater Royalties LLC, CITIBANK, National Association (“CITIBANK”), acting as Depositary Agent and CITIBANK as the Collateral Agent. CITIBANK has been granted a security interest in all of Sweetwater Royalties LLC’s right, title, and interest to the restricted cash accounts and all financial assets held in or credited to the restricted cash accounts as security for the obligations of the Group Funds to the holders of the Royalties Notes. In general, restricted amounts are utilized to pay fees directly associated with the Royalties Notes, principal and interest on the Royalties Notes, certain Group Funds’ operating expenses, tax distributions and excess cash sweep amounts, if required. These payments are made in order of priority (each, a “Waterfall Level”) as specified in the depositary agreement. In addition, certain minimum debt service reserve cash balances are required.

On a semi-annual basis aligning with the Royalties Notes payment date, any remaining funds after each Waterfall Level requirement has been satisfied are paid to the Group Funds. As of June 30, 2026, the Royalties Notes payment due on March 31, 2026 has been made, and all Waterfall Level requirements have been satisfied.

A summary of the Group Funds’ restricted cash balances are as follows:

	June 30, 2026	December 31, 2025
	$	$
Restricted cash - Royalties revenue account	15,340	16,252
Restricted cash - Royalties debt service reserve	24,908	23,773
Credit card deposit	50	50
	40,298	40,075

6.	ACCOUNTS RECEIVABLE AND ACCRUED RECEIVABLES

A summary of the Group Funds’ accounts receivable and accrued receivables are as follows:

	June 30, 2026	December 31, 2025
	$	$
Accounts receivable	1,777	1,500
Accrued receivables	844	403
	2,621	1,903

7.	LAND

On December 31, 2024, Aggie Grazing LLC sold land with a carrying value of $4.6 million for gross proceeds of $18.4 million. As a result, the Group Funds recorded a gain on sale of land of $13.8 million. On January 2, 2025, the Group Funds received cash of $18.4 million from the purchasing party.

23

SWEETWATER TRONA FUND LP, AGGIE GRAZING FUND LP AND COUGAR UTAH FUND LP

For the three and six months ended June 30, 2026 and 2025

(Unaudited - Expressed in thousands of US dollars, except where noted)

8.	PREPAYMENTS

A summary of the Group Funds’ prepayments are as follows:

	June 30, 2026	December 31, 2025
	$	$
Insurance	182	134
Service contracts	70	172
Other	71	18
	323	324

9.	MINERAL PROPERTIES

A summary of the Group Funds’ mineral properties is as follows:

Total
$
Cost
Balance, June 30, 2026 and December 31, 2025 and 2024	1,089,539
Accumulated depletion
Balance, December 31, 2024	77,186
Depletion	14,689
Balance, December 31, 2025	91,875
Depletion	6,473
Balance, June 30, 2026	98,348
Carrying value
Balance, December 31, 2025	997,664
Balance, June 30, 2026	991,191

10.	ADVANCED MINIMUM ROYALTIES

A summary of the Group Funds’ activity related to AMR is as follows:

	June 30, 2026	December 31, 2025
	$	$
Beginning balance	20,208	13,522
Increase due to cash received	27,534	59,510
Decrease due to revenue recognized	(21,412)	(52,824)
Closing balance	26,330	20,208

24

SWEETWATER TRONA FUND LP, AGGIE GRAZING FUND LP AND COUGAR UTAH FUND LP

For the three and six months ended June 30, 2026 and 2025

(Unaudited - Expressed in thousands of US dollars, except where noted)

11.	LONG TERM DEBT

A summary of the Group Funds’ long term debt is as follows:

	Principal	Debt issuance cost	Total
	$	$	$
Balance, December 31, 2024	644,449	(5,810)	638,639
Amortization of debt issuance costs	-	477	477
Repayments	(12,369)	-	(12,369)
Balance, December 31, 2025	632,080	(5,333)	626,747
Amortization of debt issuance costs	-	243	243
Repayments	(6,903)	-	(6,903)
Balance, June 30, 2026	625,177	(5,090)	620,087
Current portion	17,097	-	17,097
Non-current portion	608,080	(5,090)	602,990

Senior Secured Notes due 2040

On October 19, 2020, Sweetwater Royalties LLC issued $688.8 million of 5.32% senior secured notes which mature on September 30, 2040 (the “Royalties Notes”) pursuant to the Note Purchase Agreement between Sweetwater Royalties LLC and each of the noteholders dated August 19, 2020 (“Royalties Notes Agreement”). Principal and interest payments are due semi-annually on March 31 and September 30 of each year. The principal payment amounts vary and escalate over the term of the Royalties Notes Agreement. A schedule of the principal payment amounts is included in the Royalties Notes Agreement.

During the six months ended June 30, 2026 and 2025, the Group Funds paid total principal payments of $6.9 million and $6.3 million, respectively, and total interest payments of $16.8 million and $17.1 million, respectively. The Royalties Notes are secured by Sweetwater Trona OpCo LLC’s mineral properties and all associated income from those properties, with an effective interest rate of 5.38%.

Sweetwater Royalties LLC is currently in compliance with all financial and general covenants required by the Royalties Notes Agreement. During the six months ended June 30, 2026, the Group Funds recorded $16.7 million (2025 - $17.1 million) of interest expense on the Royalties Notes.

A summary of the Group Funds’ payment obligations on long term debt as of June 30, 2026, is as follows:

$
2026	8,221
2027	18,967
2028	24,255
2029	28,737
2030	33,477
Thereafter	506,430

12.	RELATED PARTY

Sweetwater Management LLC (“Sweetwater Management”), a wholly owned subsidiary of Sweetwater, entered into management services agreements with Sweetwater and its other subsidiaries, Aggie and its subsidiaries, Cougar and its subsidiaries and Cowboy. Cowboy entities are related by virtue of common control. Per these agreements, Sweetwater Management provides certain administrative and management services to the other entities under common control. Sweetwater, Aggie, Cougar, and Cowboy will reimburse Sweetwater Management for these services at various times throughout the year.

As at June 30, 2026, $0.04 million receivable balance related to these agreements from Cowboy is included in the due from related party balance on the combined balance sheets (December 31, 2025 - $0.04 million). During the six months ended June 30, 2026, $0.17 million of administrative and management services paid by Sweetwater Management were expensed to Cowboy from general and administrative expenses in the combined statements of operations (2025 - $0.24 million).

25

SWEETWATER TRONA FUND LP, AGGIE GRAZING FUND LP AND COUGAR UTAH FUND LP

For the three and six months ended June 30, 2026 and 2025

(Unaudited - Expressed in thousands of US dollars, except where noted)

13.	CONTINGENT TRANSFER OF UPX MINERAL RIGHTS

During the year ended December 31, 2022, the Group Funds entered into an option and earn-in agreement (the “Option Agreement”) with Talon Metals Corp (“Talon”) for Talon to acquire up to an 80% ownership interest in the mineral rights in a land package owned by UPX (“UPX Mineral Rights”), subject to certain requirements, including minimum exploration expenditure and drilling over five years. The transfer of the UPX Mineral Rights is contingent upon Talon completing the minimum exploration requirements. Upon completion of the Option Agreement, ownership interests in the UPX Mineral Rights will be transferred to a joint venture between UPX and Talon.

As partial consideration for entering the Option Agreement, Talon assumed the Group Funds’ $6.0 million loan payable to a third party and subsequently issued shares to that third party to settle the debt. The fair value of the UPX Mineral Rights is determined to be $6.0 million on the basis that it was acquired by a third party in an arm’s length transaction with no discount or premium upon issuance and is classified as within Level 3 of the fair value hierarchy. There have been no changes to the fair value on the UPX Mineral Rights from the date of issuance to June 30, 2026 as there have been no events or transactions resulting in a change to the exploration stage of the UPX Mineral Rights.

14.	DISTRIBUTIONS AND DIVIDENDS

A summary of the Group Funds’ distributions and dividends for the six months ended June 30, 2026 and 2025 are as follows:

	2026	2025
	$	$
Sweetwater Trona Fund LP	-	15,000
Aggie Grazing Fund LP	95	18,500
	95	33,500

15.	COMMITMENTS AND CONTINGENCIES

Other than the long term debt outlined in Note 11, the Group Funds had no material commitments and contingencies or litigations as of June 30, 2026 or December 31, 2025.

16.	SUBSEQUENT EVENTS

On July 27, 2026, the arrangement agreement entered into between Uranium Royalty Corp. (“URC”) and certain affiliates of Orion Resource Partners (USA) LP and Ontario Teachers’ Pension Plan (collectively, the “Sweetwater Investors”) pursuant to which, among other things, URC would acquire the Sweetwater Investors’ approximate 92% interest in entities, including the Group Funds, for approximately $964.3 million plus the assumption of the Group Funds’ debt, closed and the Group Funds have become subsidiaries of URC. The consideration includes $330.0 million cash, $611.7 million common shares of URC and $22.6 million mandatorily redeemable preferred stock. The common shares were valued at the July 27 closing price of $2.74, rather than the contractual deemed price of $3.64. The preferred stock represents URC’s obligation for specified excess acquisition-date cash payments to the sellers. In conjunction with the transaction, the Group Funds distributed $17.0 million of unrestricted cash to the owners existing prior to the transaction and post-closing will distribute a further $24.6 million to such owners as it becomes available from restricted cash.

Sweetwater Trona Fund LP distributed all of UPX’s shares to the owners existing prior to the transaction.

The Group Funds has evaluated subsequent events from June 30, 2026 through September 30, 2026, the date at which these combined financial statements were available to be issued and determined that there are no other items to disclose.

26

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 16, 2026, URC Canada entered into an agreement with Orion and OTPP to acquire their respective ownership interests in the Sweetwater Entities, which indirectly hold a portfolio of surface and royalty rights. The acquisition was completed on July 27, 2026.

These unaudited pro forma combined statements of income are presented in U.S. dollars and have been prepared in accordance with Article 11 of Regulation S-X. These unaudited pro forma combined statements of income should be read in conjunction with the accompanying notes and the historical financial statements of the Company and the Sweetwater Entities from which the pro forma financial information has been derived. These unaudited pro forma combined statements of income include (i) the unaudited interim condensed consolidated statements of income (loss) and comprehensive income (loss) of the Company for the three months ended July 31, 2026 included on the Company’s Quarterly Report on Form 10-Q for the three months ended July 31, 2026, filed with the SEC on September 14, 2026, (ii) the unaudited interim condensed consolidated statements of operations for the three and six months ended June 30, 2026 of Sweetwater Trona Fund LP, Aggie Grazing Fund LP and Cougar Utah Fund LP, presented on a combined basis, and of each of Sweetwater Trona Block LLC, Aggie Grazing Block LLC, and Cougar Utah Block LLC and (iii) the adjustments described in Note 3 to this section.

Uranium Royalty Corp.

Unaudited Pro Forma Condensed Combined Financial Information

(Expressed in thousands of U.S. dollars, unless otherwise noted)

Uranium Royalty Corp.

For the three months ended July 31, 2026

27

Uranium Royalty Corp.

Unaudited Pro Forma Combined Statements of Income

For the three months ended July 31, 2026

Expressed in thousands of U.S. dollars

	New UROY three months ended July 31, 2026	Sweetwater Entities Reclass three months ended June 30, 2026	Reversal of Sweetwater Entities results from July 28 to July 31, 2026	UPX Adjustment	Note	Pro Forma Adjustments	Pro Forma Consolidated
Revenue
Sales of uranium inventory	50,967	-	-	-		-	50,967
Royalty revenue	682	13,087	(621)	-		-	13,148
Surface revenue	20	703	(20)	-		-	703
Annual rental revenue	14	315	(14)	-		-	315
Lease bonus revenue	-	15,358	-	-		-	15,358
Costs and expenses
Cost of sales of uranium inventory, excluding depletion	(34,078)	-	-	-		-	(34,078)
Depletion, depreciation and amortization	(188)	(3,552)	151	-	4a	(1,167)	(4,756)
Uranium storage fees	(47)	-	-	-		-	(47)
Selling, general and administrative	(964)	(3,023)	19	41		-	(3,927)
Operating income (loss) for the period	16,406	22,888	(485)	41		(1,167)	37,683

Other items
Costs related to Sweetwater Acquisition	(15,061)	-	-	-		-	(15,061)
Interest expense	(499)	(8,438)	452	-	4b	(3,129)	(11,614)
Interest income	2,479	332	(22)	-		-	2,789
Gain on subscription receipts liability	12,784	-	-	-		-	12,784
Other net foreign exchange gain	8,085	-	-	-		-	8,085
Loss on investments in equity securities	(1,109)	-	-	-		-	(1,109)
Income (loss) before taxes	23,085	14,782	(55)	41		(4,296)	33,557
Income tax expense	(6,834)	(230)	-	-	4d	902	(6,162)
Net income (loss) for the period	16,251	14,552	(55)	41		(3,394)	27,395
Less: Net income (loss) attributable to non-controlling interests	(4)	(183)	4	-	4c	(893)	(1,076)
Net income (loss) attributable to Uranium Royalty Corp.	16,247	14,369	(51)	41		(4,287)	26,319

Net income (loss) for the period	16,251	14,552	(55)	41		(3,394)	27,395
Other comprehensive loss
Foreign currency translation differences	(9,630)	-	-	-		-	(9,630)
Comprehensive income (loss) for the period	6,621	14,552	(55)	41		(3,394)	17,765

Total comprehensive income attributable to:
Uranium Royalty Corp.	6,617	14,369	(51)	41		(4,287)	16,689
Non-controlling interests	4	183	(4)	-		893	1,076
	6,621	14,552	(55)	41		(3,394)	17,765

Net income per share attributable to Uranium Royalty Corp.
Basic	0.10	-	-	-		-	0.07
Diluted	0.10	-	-	-		-	0.07

Weighted average number of shares outstanding
Basic	156,987,539	-	-	-		-	381,067,318
Diluted	157,280,511	-	-	-		-	381,360,290

See accompanying notes to the unaudited pro forma condensed combined financial information

28

Uranium Royalty Corp.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Expressed in thousands of U.S. dollars, unless otherwise noted

Note 1 — Basis of Presentation

On April 16, 2026, Uranium Royalty Corp. (“Old URC”) entered into an agreement with Orion Resource Partners (USA) LP (“Orion”) and Ontario Teachers’ Pension Plan (“OTPP”) to acquire their respective 67% and 25% ownership interests in the following entities, which indirectly hold a portfolio of surface and royalty rights:

●	Sweetwater Trona Fund LP, Aggie Grazing Fund LP and Cougar Utah Fund LP (collectively, the “Sweetwater Group Funds”);

●	Sweetwater Trona Block LLC, Aggie Grazing Block LLC and Cougar Utah Block LLC (collectively, the “Sweetwater Blockers”); and

●	Green River Management Holdings LLC (“Green River Management” and, collectively with the Sweetwater Group Funds and the Sweetwater Blockers, the “Sweetwater Entities”).

The acquisition was completed on July 27, 2026 (the “Acquisition Date”), resulting in the acquisition of a 92% ownership interest in the Sweetwater Entities (the “Transaction”). UPX Minerals Inc., a subsidiary of Sweetwater Trona Fund LP, was excluded from the Transaction.

In connection with the Transaction, Uranium Royalty Corp., a corporation incorporated under the laws of the State of Delaware (“New UROY” or the “Company”), became the ultimate parent company of Old URC and the Sweetwater Entities. Following completion of the Transaction, the Company continued the businesses of Old URC and the Sweetwater Entities.

The consideration transferred to Orion and OTPP included cash and common shares of New UROY. In connection with the Transaction, New UROY also issued Class A and Class B preferred shares to Orion and OTPP, respectively. The preferred shares entitle their holders to receive specified cash distributions (“Sweetwater Cash Dividends”) and are mandatorily redeemable for cash in accordance with their terms. Further information regarding the consideration transferred, the preferred share obligations and the related acquisition accounting is provided in Note 3 to the Company’s unaudited condensed consolidated financial statements for the three months ended July 31, 2026 included on New UROY’s Quarterly Report on Form 10-Q for the three months ended July 31, 2026, filed with the SEC on September 14, 2026, which should be read in conjunction with these unaudited pro forma condensed combined statements of income.

These unaudited pro forma combined statements of income are presented in U.S. dollars (“USD”) and have been prepared in accordance with Article 11 of Regulation S-X. These unaudited pro forma combined statements of income should be read in conjunction with the accompanying notes and the historical financial statements of New UROY and the Sweetwater Entities from which the pro forma financial information has been derived. The unaudited pro forma condensed combined financial information should also be read together with other financial information included in the Annual Report, the Quarterly Report and other documents filed by the Company from time to time with the SEC. The historical financial statements of both New UROY and the Sweetwater Entities have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) in USD. Green River Management acts as the managing member of the Sweetwater Blockers and the sole general partner of the Sweetwater Group Funds. Because Green River Management had no capitalization, income, or expenses during the periods presented, its financial information was immaterial and has therefore been excluded. The following financial statements were used in the preparation of the unaudited pro forma combined statements of income:

1.	The unaudited condensed interim consolidated financial statements of New UROY for the three months ended July 31, 2026;
2.	The unaudited interim combined financial statements of the Sweetwater Group Funds for the three and six months ended June 30, 2026; and
3.	The unaudited interim financial statements of each of the individual entities within the Sweetwater Blockers for the three and six months ended June 30, 2026.

These unaudited pro forma combined statements of income include:

1.	The unaudited condensed interim consolidated statements of income (loss) and comprehensive income (loss) of New UROY for the three months ended July 31, 2026;
2.	The unaudited interim condensed consolidated statements of operations for the three ended June 30, 2026 of Sweetwater Trona Fund LP, Aggie Grazing Fund LP and Cougar Utah Fund LP, presented on a combined basis, and of each of Sweetwater Trona Block LLC, Aggie Grazing Block LLC, and Cougar Utah Block LLC; and
3.	The adjustments described in Note 3 and 4.

29

Uranium Royalty Corp.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Expressed in thousands of U.S. dollars, unless otherwise noted

Note 1 — Basis of Presentation (continued)

These unaudited pro forma combined statements of income for the three months ended July 31, 2026 assume the Transaction occurred on May 1, 2025.

The unaudited pro forma combined statements of income are presented for illustrative purposes only and do not reflect the costs of any management adjustments, including integration activities or cost savings or synergies that may be achieved because of the Transaction.

No pro forma combined balance sheet is presented because the Transaction is already reflected in the Company’s condensed interim consolidated statements of financial position included on New UROY’s Quarterly Report on Form 10-Q for the three months ended July 31, 2026, filed with the SEC on September 14,2026.

Note 2 — Significant Accounting Policies

The unaudited pro forma combined statements of income have been prepared using accounting policies consistent with those applied in the Company’s unaudited condensed interim consolidated financial statements for the three months ended July 31, 2026, which include the Sweetwater Entities from the acquisition date of July 27, 2026.

Management reviewed the Sweetwater Entities’ historical financial information used in preparing these pro forma combined statements of income for consistency with the Company’s accounting policies and financial statement presentation. Except for the adjustments described in Note 4, no material differences requiring adjustment were identified.

30

Uranium Royalty Corp.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Expressed in thousands of U.S. dollars, unless otherwise noted

Note 3 — Adjustments to the Historical Financial Information of Sweetwater Entities

Sweetwater Entities

The acquired Sweetwater Entities comprise the Sweetwater Group Funds and the Sweetwater Blockers.

The table below presents the details of Sweetwater Entities for the three months ended June 30, 2026 and the reclassifications to conform to the presentation of the pro forma combined statements of income. It does not include acquisition accounting or the UPX exclusion adjustment.

	Sweetwater Group Funds Jun 30, 2026	Aggie Grazing Blocker Jun 30, 2026	Cougar Utah Blocker Jun 30, 2026	Sweetwater Trona Blocker Jun 30, 2026	Sweetwater Entities Jun 30, 2026	Interco Adjustments	Notes	Sweetwater Entities Jun 30, 2026	Reclass	Pro forma presentation
	USD	USD	USD	USD	USD	USD		USD	USD
Revenue
Royalty revenue	$13,087	-	-	-	13,087	-		13,087
Lease bonus revenue	15,358	-	-	-	15,358	-		15,358
Surface revenue	703	-	-	-	703	-		703
Annual rental revenue	315	-	-	-	315	-		315
Total revenue	29,463	-	-	-	29,463	-		29,463

Operating expenses
Surface owner payments	67	-	-	-	67	-		67	67	Selling, general and administrative
Exploration costs	-	-	-	-	-	-		-
General and administrative	2,665	71	92	128	2,956	-		2,956	2,956	Selling, general and administrative
Depletion	3,552	-	-	-	3,552	-		3,552	3,552	Depletion, depreciation and amortization
Total operating expenses	6,284	71	92	128	6,575	-		6,575

Operating income (loss)	23,179	(71)	(92)	(128)	22,888	-		22,888

Other income (expenses)
Amortization of debt issuance costs	(123)	-	-	-	(123)	-		(123)	(123)	Interest expense
Interest expense	(8,315)	-	-	-	(8,315)	-		(8,315)	(8,315)	Interest expense
Interest income	332	-	-	-	332	-		332
Gain on sale of land	-	-	-	-	-	-		-
Gain on distribution	-	-	-	-	-	-		-
Net income (loss) from investment - equity method	-	3,141	-	(86)	3,055	(3,055)	3a	-

Total other income (expenses)	(8,106)	3,141	-	(86)	(5,051)	(3,055)		(8,106)

Income (loss) before taxes	15,073	3,070	(92)	(214)	17,837	(3,055)		14,782
Income tax expense	(230)	-	-	-	(230)	-		(230)
Deferred income tax benefit (expense)	-	-	-	-	-	-		-
Net income (loss)	$14,843	3,070	(92)	(214)	17,607	(3,055)		14,552

Net income:
Attributed to owners of the Group Funds	$14,660				17,424			14,369
Attributed to UDC noncontrolling interest	$183				183			183

3a: Intercompany eliminations, including the elimination of the Sweetwater Blockers’ equity-method income or loss from investments in the Sweetwater Group Funds

31

Uranium Royalty Corp.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Expressed in thousands of U.S. dollars, unless otherwise noted

Note 4 — Pro Forma Adjustments

a.	Represents the incremental depletion expense resulting from the adjustment to fair value of the Sweetwater Entities’ historical mineral properties and interests.
b.	Represents the incremental interest expense resulting from the adjustment to fair value of the senior secured notes (the “Senior Notes”) assumed in the Transaction. The senior secured notes were issued on October 19, 2020 with a fixed interest rate of 5.32% and mature on September 30, 2040. The acquisition-date fair value of the assumed debt was estimated by discounting the contractual cash flows using a market interest rate of 7.7% as of July 27, 2026.

Three months ended June 30, 2026
Acquisition-date fair value of the Senior Notes	$552,758
Effective interest rate	7.7%
Pro forma interest expense	$10,728
Less: historical interest expense	(8,438)
Incremental interest expense of the Senior Notes	$2,290

In addition, on July 27, 2026, the Company entered into a senior secured revolving credit agreement providing for borrowings of up to $50.0 million (the “Facility”). On the same date, the Company drew $40.0 million under the Facility (the “Bridge Loan”). For purposes of the unaudited pro forma condensed combined statements of income, interest expense on the Bridge Loan was calculated assuming the Bridge Loan was drawn on May 1, 2025.

May 1 – July 27, 2026
Interest expense	$787
Amortization of capitalized debt issuance costs	52
Pro forma adjustment to interest expense of the Bridge Loan	$839
Three months ended July 31, 2026
Incremental interest expense of the Senior Notes	$2,290
Interest expense adjustment of the Bridge Loan	839
Total pro forma adjustment to interest expense	$3,129

c.	Represents the adjustment to NCI to reflect the 8% NCI that the Company is not acquiring.
d.	Represents the income tax effect of the pro forma adjustments, amounting to $902, calculated using the U.S. federal statutory income tax rate of 21%.

Note 5 — Pro Forma Net Income Per Share

For the purposes of the unaudited pro forma combined statements of income, the net income per share has been calculated using the weighted average number of shares that would have been outstanding during the period, after giving effect to the Transaction as if it had occurred on May 1, 2025.

Numerator
Pro forma net income attributable to Uranium Royalty Corp.	$26,319
Denominator
Pro forma weighted average number of shares outstanding – basic	381,067,318
Effect of dilutive securities – stock options	292,972
Pro forma weighted average number of shares outstanding – diluted	381,360,290

Pro forma net income per share – basic	$0.07
Pro forma net income per share – diluted	$0.07

32

LEGAL MATTERS

Haynes and Boone, LLP, New York, New York, will pass upon certain legal matters in connection with the offering and validity of the Common Stock offered by this prospectus.

33

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended April 30, 2026 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of the Sweetwater Trona Fund LP, Aggie Grazing Fund LP and Cougar Utah Fund LP as of and for the fiscal years ended December 31, 2025 and 2024, incorporated by reference in this prospectus from Exhibit 99.4 to our Current Report on Form 8-K12B filed with the SEC on July 28, 2026, have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in their report thereon, which is incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

34

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus or incorporated by reference into this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, of which this prospectus forms a part, please see the copy of the contract or document that has been filed. Each statement in this prospectus or incorporated by reference into this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov.

We maintain a website at www.uraniumroyalty.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not part of, this prospectus.

35

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is part of the registration statement, but the registration statement includes and incorporates by reference additional information and exhibits. The SEC permits us to “incorporate by reference” the information contained in documents we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents rather than providing such information in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. We incorporate by reference the documents listed below (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished with such reports related to such items, unless such current report expressly provides to the contrary) that we have filed with the SEC:

●	our Current Report on Form 8-K12B filed with the SEC on July 28, 2026;
●	our Annual Report on Form 10-K for the fiscal year ended April 30, 2026, filed with the SEC on July 28, 2026;
●	our Amendment No. 1 to the Annual Report on Form 10-K for the fiscal year ended April 30, 2026, filed with the SEC on August 28, 2026;
●	our Quarterly Report on Form 10-Q for the quarter ended July 31, 2026, filed with the SEC on September 14, 2026; and
●	our Current Report on Form 8-K filed with the SEC on August 7, 2026.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the reports or documents incorporated by reference in this prospectus, including any exhibits specifically incorporated by reference in any such reports or documents, but not delivered with this prospectus. You should direct any requests for reports or documents to our corporate secretary, who can be contacted at 141 Union Blvd, Suite #310, Lakewood, CO 80228 or (720) 657-1700.

You also may access the reports and documents on our website at www.uraniumroyalty.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated by reference into this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

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Uranium Royalty Corp.

Up to 226,719,982 Shares of Common Stock

PROSPECTUS

, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant in connection with the offering and sale of the shares of Common Stock being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$80,082.03
Accounting fees and expenses	201,000
Legal fees and expenses	292,000
Other miscellaneous expenses	5,000
Total expenses	$578,082,03

Item 14. Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(c) of the DGCL requires a corporation to indemnify a present or former director or officer who has been successful on the merits or otherwise in defending an action, suit or proceeding, or any claim, issue or matter therein, for expenses (including attorneys’ fees) actually and reasonably incurred. Section 145(d) provides that, unless indemnification is ordered by a court, indemnification under Sections 145(a) and (b) may be made only after a determination that the applicable standard of conduct has been satisfied, which determination may be made by disinterested directors, a committee of disinterested directors, independent legal counsel in a written opinion or the stockholders. Section 145(e) permits a corporation to advance expenses incurred by a director or officer before final disposition of a proceeding upon receipt of an undertaking to repay the amounts advanced if it is ultimately determined that the person is not entitled to indemnification. Section 145(f) provides that the indemnification and advancement rights provided by Section 145 are not exclusive of other rights under a corporation’s bylaws, agreements, stockholder or director action or otherwise, and that rights arising under a certificate of incorporation or bylaws generally may not be eliminated or impaired by a later amendment with respect to prior acts or omissions.

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Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

In accordance with Section 102(b)(7) of the DGCL, Article IX of our Certificate of Incorporation eliminates, to the fullest extent permitted by Delaware law, the personal liability of our directors and officers for monetary damages for breach of their fiduciary duties as directors or officers, as applicable, except to the extent that such limitation is not permitted under the DGCL, including liability for (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith, including intentional misconduct or a knowing violation of law, (iii) violations of Section 174 of the DGCL relating to unlawful dividends, stock purchases or redemptions, or (iv) any transaction from which the director or officer derived an improper personal benefit. This provision eliminates the right of the Company and its stockholders, including in derivative actions, to recover monetary damages against a director or officer for breaches of the duty of care, including negligent or grossly negligent conduct, but does not eliminate the right to seek non-monetary relief, such as injunctive or rescissionary relief. If the DGCL is amended to authorize further elimination or limitation of the liability of directors and officers, our Certificate of Incorporation provides that the liability of our directors and officers will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of the provisions of Article IX limiting or eliminating the liability of directors and officers, or adoption of inconsistent provisions, will generally be prospective only, except to the extent otherwise permitted by law.

The Company maintains standard policies of directors’ and officers’ liability insurance providing coverage to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and coverage to the Company with respect to indemnification payments it may make to such directors and officers.

Our Certificate of Incorporation authorizes us to indemnify, and to advance expenses to, each current or former director, officer, employee or agent of the Company to the fullest extent permitted by Section 145 of the DGCL (or any successor provision). These indemnification and advancement rights are contract rights and, if required by the DGCL, advancement of expenses to a director or officer is subject to delivery of an undertaking to repay the amounts advanced if it is ultimately determined that the person is not entitled to indemnification. No amendment to, or modification or repeal of, Article IX, or adoption of any provision of our Certificate of Incorporation, or, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of a director, officer, employee or agent of the Company existing thereunder with respect to any act or omission occurring prior to such amendment, modification, repeal or adoption. Our Bylaws contain consistent provisions regarding indemnification and advancement of expenses.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide indemnification to the fullest extent permitted by the DGCL against expenses, judgments, penalties, fines, liabilities, losses and amounts paid in settlement, and provide for the advancement of expenses within two business days after receipt of a request accompanied by a written undertaking to repay the amounts advanced if it is ultimately determined that the indemnitee is not entitled to indemnification. The agreements include contribution provisions if indemnification is unavailable and favorable procedural presumptions, including a presumption that the indemnitee acted in good faith, subject to rebuttal by clear and convincing evidence. The agreements exclude amounts actually covered by insurance or other indemnity, claims as to which a court makes a final determination that the indemnitee failed to act honestly and in good faith or that indemnification is prohibited by law, short-swing profits under Section 16(b) of the Exchange Act, and compensation or profits subject to reimbursement or clawback under the Exchange Act, the Sarbanes-Oxley Act or applicable compensation recoupment policies.

Item 15. Recent Sales of Unregistered Securities.

The following information relates to all securities issued by us within the past three years and not registered under the Securities Act. All securities described below were issued in connection with the Arrangement, which was completed on July 27, 2026.

In connection with the Arrangement on July 27, 2026:

●	223,252,749 shares of Common Stock were issued to the Sweetwater Investors (Orion Resource Partners (USA) LP, Ontario Teachers’ Pension Plan Board and OMF II Onshore Alpha Holdings LLC) at a deemed value of US$3.64 per share. These shares were issued in reliance on Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D.
●	153,957,874 shares of Common Stock were issued to former shareholders of Uranium Royalty Corp. (Canada) in exchange for their existing URC Canada common shares on a one-for-one basis. These shares were issued in reliance on Section 3(a)(10) of the Securities Act, as the Arrangement was approved by the Supreme Court of British Columbia after a hearing on the fairness of the terms and conditions of the exchange.
●	3,856,695 Exchangeable Shares of ExchangeCo were issued to certain former shareholders of Uranium Royalty Corp. (Canada). These shares were issued in reliance on Section 3(a)(10) of the Securities Act.
●	1,538,150 replacement stock options were issued to former holders of URC Canada stock options. These options were issued in reliance on Section 3(a)(10) of the Securities Act.
●	One (1) Special Voting Share was issued to Computershare Trust Company of Canada, as trustee. This share was issued in reliance on Section 4(a)(2) of the Securities Act.
●	One (1) share of Class A Preferred Stock was issued to OMF II Onshore Alpha Holdings LLC. This share was issued in reliance on Section 4(a)(2) of the Securities Act.
●	One (1) share of Class B Preferred Stock was issued to HRG Metals LP. This share was issued in reliance on Section 4(a)(2) of the Securities Act.

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Item 16. Exhibits and Financial Statement Schedules.

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which immediately precedes the Signature Page and which Exhibit Index is hereby incorporated by reference.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate of Incorporation of Uranium Royalty Corp. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K12B filed with the SEC on July 28, 2026).
3.2	Bylaws of Uranium Royalty Corp. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K12B filed with the SEC on July 28, 2026).
3.3	Certificate of Designation of Class A Preferred Stock and Class B Preferred Stock (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K12B filed with the SEC on July 28, 2026).
5.1*	Opinion of Haynes and Boone, LLP.
10.1#	Arrangement Agreement, dated as of April 16, 2026, by and among Uranium Royalty Corp. (Canada), the Company, and the other parties thereto (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K12B filed with the SEC on July 28, 2026).
10.2†	Investors Rights Agreement, dated as of July 27, 2026, by and among the Company, Orion Resource Partners (USA) LP and Ontario Teachers’ Pension Plan Board (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K12B filed with the SEC on July 28, 2026).
10.3	First Amendment to Investors Rights Agreement, dated as of September 22, 2026, by and among the Company, Orion Resource Partners (USA) LP and Ontario Teachers’ Pension Plan Board.
10.4	Exchangeable Share Support Agreement, dated as of July 27, 2026, by and among the Company, UROY ExchangeCo Ltd., and Computershare Trust Company of Canada (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K12B filed with the SEC on July 28, 2026).
10.5	Voting and Exchange Trust Agreement, dated as of July 27, 2026, by and among the Company, UROY ExchangeCo Ltd., and Computershare Trust Company of Canada (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K12B filed with the SEC on July 28, 2026).
10.6	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K12B filed with the SEC on July 28, 2026).
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of KPMG LLP.
23.3*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page).
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document and contained in Exhibit 101).
107*	Calculation of Filing Fee Table.

*	Filed herewith
#	As permitted by Regulation S-K, Item 601(b)(10)(iv) of the Securities Exchange Act of 1934, as amended, certain confidential portions of this exhibit have been redacted from the publicly filed document. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon its request.
†	Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule upon request by the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, on October 1, 2026.

URANIUM ROYALTY CORP.

By:	/s/ Scott Melbye
Scott Melbye
Chief Executive Officer, President and Director

POWER OF ATTORNEY

Each person whose signature appears below appoints Scott Melbye as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott Melbye	Chief Executive Officer and Director	October 1, 2026
Scott Melbye	(Principal Executive Officer)

/s/ Eason Chen	Interim Chief Financial Officer	October 1, 2026
Eason Chen	(Principal Financial and Accounting Officer)

/s/ Amir Adnani	Chairman of the Board of Directors	October 1, 2026
Amir Adnani

/s/ Neil Gregson	Director	October 1, 2026
Neil Gregson

/s/ Vina Patel	Director	October 1, 2026
Vina Patel

/s/ Ken Robertson	Director	October 1, 2026
Ken Robertson

/s/ Donna Wichers	Director	October 1, 2026
Donna Wichers

Director
Peter Rozenauers

/s/ Kevin McQuilkin	Director	October 1, 2026
Kevin McQuilkin

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